As filed with the Securities and Exchange Commission on September 18, 2018

Registration No. 333-226901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zekelman Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3317	20-4467287
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Michael P. McNamara

Executive Vice President and General Counsel

Zekelman Industries, Inc.

227 West Monroe Street, Suite 2600

Chicago, Illinois 60606

(312) 275-1600

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

John M. Gherlein John J. Harrington Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, Ohio 44114-1214 (216) 621-0200	Patrick H. Shannon Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004-1304 (202) 637-2200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-226901) (the “Registration Statement”) of Zekelman Industries, Inc. is being filed solely for the purpose of filing Exhibits 1.1 and 5.1 to the Registration Statement. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures, the index to exhibits and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fees.

Amount to be paid
SEC registration fee	$113,574
FINRA filing fee	137,336
Exchange listing fees	370,000
Printing and engraving expenses	500,000
Legal fees and expenses	1,850,000
Accounting fees and expenses	1,100,000
Transfer agent and registrar fees	15,000
Miscellaneous	1,700,000

Total	$5,785,910

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Our amended and restated certificate of incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Option Grants

Zekelman Industries has granted the following options to purchase shares of Class A subordinate voting stock in the past three years pursuant to its Second Amended and Restated Option Plan: in fiscal year 2018, 2,503,000 options were granted with an exercise price of $5.649 per share; and in fiscal year 2015, 182,000 options were granted with an exercise price of $2.97 per share. Option amounts, the shares for which they are exercisable and exercise prices have been adjusted to reflect the Reorganization. The options were issued in reliance on Section 4(a)(2) and/or Rule 701 under the Securities Act.

9.875% Senior Secured Notes due 2023

In June 2016, Zekelman Industries sold $375,000,000 aggregate principal amount of its 9.875% Senior Secured Notes due 2023 (the “Notes”) to Goldman Sachs & Co. LLC (formerly Goldman, Sachs & Co.) and J.P. Morgan Securities LLC, as initial purchasers (the “Initial Purchaser”), in reliance on Section 4(a)(2) under the Securities Act. The Notes were resold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A and/or non-U.S. persons in offshore transactions in reliance on Regulation S. The Initial Purchasers received customary discounts in connection with the transaction.

Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)    Financial statement schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering.

3.2*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.

4.1*	Form of Class A Subordinate Voting Stock certificate of the Registrant.

4.2*	Form of Stockholders Agreement, to be in effect upon completion of this offering.

4.3*	Form of Registration Rights Agreement, to be in effect upon completion of this offering.

4.4*	Form of Exchangeable Shares Provisions of 6582125 Canada Inc., to be in effect upon completion of this offering.

4.5*	Form of Exchangeable Share Support Agreement, to be in effect upon completion of this offering.

4.6*	Indenture, dated June 14, 2016, among Zekelman Industries, Inc., the guarantors party thereto and Wilmington Trust, National Association, with respect to 9.875% Senior Secured Notes due 2023 (including form of note).

5.1	Opinion of Baker & Hostetler LLP.

10.1+*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+*	2018 Equity Incentive Plan.

10.3+*	Second Amended and Restated Stock Option Plan (and form of option agreement thereunder).

10.4+*	Amended Employment Agreement (Barry M. Zekelman).

10.5+*	Executive Severance Plan.

10.6*	Senior Secured Revolving Credit Facility, dated June 8, 2018.

10.7*	Amended and Restated Credit Agreement, dated June 14, 2016 (the “Term Loan Agreement”).

10.8*	First Amendment to the Term Loan Agreement, dated February 9, 2017.

10.9*	Second Amendment to the Term Loan Agreement, dated August 9, 2017.

10.10*	Third Amendment to the Term Loan Agreement, dated May 30, 2018.

21.1*	List of subsidiaries of the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Consent to be Named as a Director Nominee (Cusinato).

99.2*	Consent to be Named as a Director Nominee (Hedges).

*	Previously filed.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 18th day of September, 2018.

ZEKELMAN INDUSTRIES, INC.

By:	/s/ Barry M. Zekelman
Barry M. Zekelman, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry M. Zekelman Barry M. Zekelman	Chief Executive Officer and Chairman (Principal Executive Officer)	September 18, 2018

/s/ Michael J. Graham Michael J. Graham	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 18, 2018

* Armand F. Lauzon, Jr.	Director	September 18, 2018

* David W. Seeger	Director	September 18, 2018

* Edward M. Siegel	Director	September 18, 2018

* Alan S. Zekelman	Director	September 18, 2018

* Clayton W. Zekelman	Director	September 18, 2018

*By	/s/ Michael P. McNamara
Attorney-in-Fact